Exhibit 99.1

Heartflow Reports Fourth Quarter and Full Year 2025 Financial Results

MOUNTAIN VIEW, Calif. – March 18, 2026 – Heartflow, Inc. (Heartflow) (Nasdaq: HTFL), the leader in AI technology for coronary artery disease (CAD), today reported financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Highlights

"	Total revenue of $49.1 million, a 40% increase year-over-year
"	Gross margin of 79.5%, non-GAAP gross margin of 79.9%
"	Net operating loss of $17.8 million, non-GAAP net operating loss of $12.5 million
"	U.S. installed base of 1,465 accounts as of December 31, 2025
"	U.S. Plaque installed base of 489 accounts as of December 31, 2025
"	Aetna began coverage of Heartflow Plaque Analysis, bringing total U.S. covered lives for Plaque to approximately 75%

2026 Annual Guidance

"	Total revenue of $218 million to $222 million (approximately 24% to 26% growth year-over-year)
"	Non-GAAP gross margin of 80% to 81%

“Our strong fourth quarter performance concluded a record year for Heartflow,” said John Farquhar, President and CEO of Heartflow. “The accelerating adoption of the Heartflow Platform, combined with our disciplined execution across commercial, innovation, and clinical initiatives, drove 40% fourth quarter and full year revenue growth and record gross margins. We also made significant strides in scaling account activations and driving early physician adoption of Heartflow Plaque Analysis. Our 2026 guidance reflects strong business fundamentals, a solid foundation for growth, and high confidence in consistent execution. With commercial, innovation and clinical catalysts on the horizon, our conviction in the business has never been higher.”

Fourth Quarter 2025 Financial Results

Total revenue was $49.1 million, a 40% increase year-over-year. U.S. revenue was $44.8 million, a 41% increase year-over-year. International and other revenue was $4.3 million, a 35% increase year-over-year. The year-over-year increase in total global revenue was primarily attributable to an increase in total U.S. FFRCT volume.

Gross profit was $39.1 million, compared to $26.3 million in the prior year period. Non-GAAP gross profit was $39.2 million, compared to $26.3 million in the prior year period.

Gross margin was 79.5%, compared to 75.0% in the prior year period. Non-GAAP gross margin was 79.9%, compared to 75.3% in the prior year period. The year-over-year gross margin expansion was primarily attributable to an increase in revenue case volume and improved production team productivity driven by AI efficiency initiatives, partially offset by the hiring and training of production team personnel.

Total operating expenses were $56.8 million, or 116% of total revenue, compared to $42.3 million, or 121% of total revenue, in the prior year period. Non-GAAP total operating expenses were $51.7 million, or 105% of total revenue, compared to $39.9 million, or 114% of total revenue, in the prior year period. The year-over-year operating expense increase was primarily attributable to increased investment in sales personnel and related expenses, as well as increased investments in technology and clinical research.

Net operating loss was $17.8 million, compared to $16.1 million in the prior year period. Non-GAAP net operating loss was $12.5 million, compared to $13.5 million in the prior year period.

Net loss was $24.4 million, or ($0.29) net loss per share, compared to $33.0 million, or ($5.59) net loss per share, in the prior year period. Net loss for the fourth quarters of 2025 and 2024 included a noncash charge of $9.3 million and $11.9 million, respectively, resulting from the remeasurement of the fair value of the Company’s common stock warrant liability. As of October 22, 2025, the warrant holder net exercised all warrants in full. Therefore, the fourth quarter of 2025 is the last quarter that movements in the Company’s stock price will trigger a warrant revaluation and result in a noncash charge to net loss.

Non-GAAP net loss was $9.8 million, or ($0.12) non-GAAP net loss per share, compared to $18.6 million, or ($3.15) non-GAAP net loss per share, in the prior year period.

Adjusted EBITDA was ($11.1) million, compared to ($12.0) million in the prior year period.

Full Year 2025 Financial Results

Total revenue was $176.0 million, a 40% increase year-over-year. U.S. revenue was $160.6 million, a 41% increase year-over-year. International and other revenue was $15.4 million, a 26% increase year-over-year. The year-over-year increase in total global revenue was primarily attributable to an increase in total U.S. FFRCT volume.

Gross profit was $135.2 million, compared to $94.4 million in the prior year period. Non-GAAP gross profit was $135.6 million, compared to $94.8 million in the prior year period.

Gross margin was 76.8%, compared to 75.1% in the prior year period. Non-GAAP gross margin was 77.0%, compared to 75.3% in the prior year period. The year-over-year gross margin expansion was primarily attributable to an increase in revenue case volume and improved production team productivity driven by AI efficiency initiatives, partially offset by the hiring and training of production team personnel.

Total operating expenses were $199.3 million, or 113% of total revenue, compared to $155.7 million, or 124% of total revenue, in the prior year period. Non-GAAP total operating expenses were $185.7 million, or 105% of total revenue, compared to $145.8 million, or 116% of total revenue, in the prior year period. The year-over-year operating expense increase was primarily attributable to increased investment in personnel and related expenses, as well as increased investments in technology and clinical research.

Net operating loss was $64.1 million, compared to $61.2 million in the prior year period. Non-GAAP net operating loss was $50.1 million, compared to $51.0 million in the prior year period.

Net loss was $116.8 million, or ($3.17) net loss per share, compared to $96.4 million, or ($17.98) net loss per share, in the prior year period.

Non-GAAP net loss was $59.9 million, or ($1.62) non-GAAP net loss per share, compared to $69.6 million, or ($12.98) non-GAAP net loss per share, in the prior year period.

Adjusted EBITDA was ($44.7) million, compared to ($45.7) million in the prior year period.

Cash, cash equivalents and investments totaled $280.2 million as of December 31, 2025.

For additional information regarding non-GAAP financial measures, see “Use of Non-GAAP Measures,” “Heartflow GAAP to Non-GAAP Reconciliations” and “Reconciliation of GAAP Net Loss to Adjusted EBITDA” below.

Webcast and Conference Call Details

Heartflow will host a conference call today, March 18, 2026, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its fourth quarter and full year 2025 financial results. Those interested in listening to the conference call should register online using this link. Once registered, participants will receive dial-in numbers and a unique pin to join the call. Participants are encouraged to register more than 15 minutes prior to the start of the call. A live and archived webcast of the event will also be available on the “Investor Relations” section of the Heartflow website at https://ir.heartflow.com/. The archived version will be available for 12 months following completion of the live call.

About Heartflow’s Technology and Research

Heartflow’s technology is redefining precision cardiovascular care through clinically-proven AI and the world’s largest coronary imaging dataset. Heartflow has been adopted by more than 1,800 institutions globally and continues to strengthen its commercial presence to make this cutting-edge solution more widely available to an increasingly diverse patient population. Backed by American College of Cardiology and American Heart Association (ACC/AHA) guidelines and supported by more than 600 peer-reviewed publications, Heartflow has redefined how clinicians manage care for nearly 600,000 patients worldwide1. Key benefits include:

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Proprietary data pipeline: Built from more than 160 million annotated CTA images, Heartflow’s data foundation powers advanced AI models that deliver highly accurate, reproducible insights across diverse patient populations.

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Extensive clinical and real-world validation: Heartflow’s AI-driven solutions have been validated through clinical evidence in over 200 studies assessing over 365,000 patients. Proven in real-world practice with reproducibility and accuracy, Heartflow’s coronary CTA image acceptance rates exceed 96%.

Ï	Seamless clinical integration via upgraded workflow: Heartflow delivers final quality-reviewed analyses instantly upon order, enabling clinicians to move from diagnosis to decision without delay.
Ï	Quality system, global security and patient-data integrity compliance: Heartflow meets or exceeds leading international standards, including HITRUST, SOC 2 Type 2, ISO 13485, and ISO 27001.

About Heartflow, Inc.

Heartflow is transforming coronary artery disease from the world’s leading cause of death into a condition that can be detected early, diagnosed accurately, and managed for life. The Heartflow One platform uses AI to turn coronary CTA images into personalized 3D models of the heart, providing clinically meaningful, actionable insights into plaque location, volume, and composition and its effect on blood flow — all without invasive procedures. Discover how we’re shaping the future of cardiovascular care at heartflow.com.

Use of Non-GAAP Measures

To supplement its consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company discloses non-GAAP gross profit and non-GAAP gross margin, non-GAAP total operating expenses, non-GAAP research and development expense, non-GAAP selling, general and administrative expense, non-GAAP net operating loss, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, and Adjusted EBITDA (collectively, the “Non-GAAP Measures”) in this press release. As used by the Company, these measures are adjusted to exclude stock-based compensation expense from the comparable GAAP financial measure. Non-GAAP net loss and non-GAAP net loss per share, basic and diluted, are also adjusted for change in fair value of common stock warrant liability, change in fair value of derivative liability and loss on extinguishment of debt. In addition, Adjusted EBITDA is calculated by adding back to net loss or excluding, as appropriate, interest income and expense, provision for income taxes, and charges for depreciation and amortization and is further adjusted by adding back in or excluding, stock-based compensation and, as appropriate, other income and expense items that are not reflective of the Company’s underlying continuing operating performance. Reconciliations of the Non-GAAP Measures to their most directly comparable GAAP financial measures are provided in the financial statement tables included at the end of this press release, and investors are encouraged to review the reconciliations. The Company believes the presentation of the Non-GAAP Measures, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors as it provides visibility to the Company’s underlying continuing operating performance from period to period by excluding the impact of stock-based compensation and certain other items that are not reflective of the Company’s ongoing operations. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, the subjective assumptions used in those determinations, and the volatility in valuations that can be driven by market conditions outside the Company’s control, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand and assess the underlying performance of our business over time and compare it against our peers, a majority of whom also exclude stock-based compensation expense from their non-GAAP results. With respect to the presentation of Adjusted EBITDA, the Company believes it is a useful measure to evaluate the Company’s operating performance and it is used by the Company to evaluate ongoing operations and for planning and forecasting purposes. Adjusted EBITDA is also a measure frequently used by analysts, investors and other interested parties to evaluate companies in our same industry.

The Company’s definition of the Non-GAAP Measures may differ from similarly titled measures used by others. The Non-GAAP Measures should be considered only as a supplement to, and not as a substitute for, or superior to, their most directly comparable GAAP financial measures. Because the Non-GAAP Measures exclude the effect of items that increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the reconciliations to the most comparable GAAP financial measures at the end of this press release and, when they become available, the Company’s consolidated financial statements and publicly filed Securities and Exchange Commission (“SEC”) reports in their entirety.

The Company is not able to provide a reconciliation without unreasonable efforts of its forward-looking guidance related to non-GAAP gross margin to the most directly comparable GAAP financial measure due to the unknown effect of stock-based compensation that is material to the comparable GAAP financial measure.

Forward-Looking Statements

This press release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this press release, including statements regarding our strategy, expected market growth and financial guidance, are forward-looking statements. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: we may not be able to achieve or sustain profitability; our dependence on the success of our one product, Heartflow FFRCT Analysis; healthcare providers may be unwilling to change their standard practice regarding the evaluation of coronary artery disease; adoption of the Heartflow Platform by healthcare providers may be negatively impacted if third-party payors, including government payors, do not cover or provide adequate reimbursement; the concentration of our customer base; the significant competition we face in an environment of rapid technological change; the commercialization of Heartflow Plaque Analysis is nascent; risks associated with our use and development of AI models; risks related to failing to properly manage our future growth; disruption by catastrophic events; risks associated with our dependence on our information technology systems; security breaches that we cannot anticipate or successfully defend; extensive regulatory requirements we face to bring our products to market; and third parties could develop and commercial technology and products similar or identical to ours. For a more extensive description of these and other risks and uncertainties that could materially affect our results, you should read our filings with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as such filings may be amended, supplemented or superseded from time to time by other reports Heartflow files with the SEC. You should not place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof, and we undertake no obligation to update the forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Investor Contact

Nick Laudico

nlaudico@heartflow.com

Media Contact

Elliot Levy

elevy@heartflow.com

Heartflow, Inc.

Consolidated Statements of Operations

(unaudited, in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Revenue	$49,130	$34,977	$176,034	$125,808
Cost of revenue	10,067	8,727	40,837	31,359
Gross profit	39,063	26,250	135,197	94,449
Operating Expenses:
Research and development	18,665	12,279	64,918	43,517
Selling, general and administrative	38,148	30,029	134,345	112,154
Total operating expenses	56,813	42,308	199,263	155,671
Loss from operations	(17,750)	(16,058)	(64,066)	(61,222)
Interest income	2,635	592	5,538	4,066
Interest expense	(8)	(5,152)	(15,173)	(22,768)
Change in fair value of common stock warrant liability	(9,308)	(11,905)	(43,894)	(16,395)
Change in fair value of derivative liability	-	-	7,311	(222)
Loss on extinguishment of debt	-	-	(6,360)	-
Other income (expense), net	(129)	(447)	(223)	168
Loss before provision for income taxes	(24,560)	(32,970)	(116,867)	(96,373)
(Provision for) benefit from income taxes	165	(5)	76	(53)
Net loss	$(24,395)	$(32,975)	$(116,791)	$(96,426)
Comprehensive loss:
Net loss	$(24,395)	$(32,975)	$(116,791)	$(96,426)
Other comprehensive income (loss):
Foreign currency translation gain (loss)	(69)	233	191	(271)
Unrealized gain on investments, net	156	-	156	-
Total other comprehensive income (loss)	87	233	347	(271)
Total comprehensive loss	$(24,308)	$(32,742)	$(116,444)	$(96,697)

Net loss per share, basic and diluted	$(0.29)	$(5.59)	$(3.17)	$(17.98)
Weighted-average shares used to compute net loss per share, basic and diluted	84,828,694	5,894,840	36,853,867	5,363,435

Heartflow, Inc.

Consolidated Balance Sheets

(unaudited, in thousands)

	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$44,776	$51,367
Short-term investments	132,010	-
Accounts receivable, net	29,343	24,639
Restricted cash, current	-	150
Prepaid expenses and other current assets	14,075	6,132
Total current assets	220,204	82,288
Long-term investments	103,365	-
Property and equipment, net	8,587	8,920
Operating lease right-of-use assets	17,488	18,805
Restricted cash, non-current	4,709	4,325
Other non-current assets	5,099	4,366
Total assets	$359,452	$118,704

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$3,169	$2,870
Accrued expenses and other current liabilities	33,279	25,319
Operating lease liabilities, current portion	5,922	5,416
Total current liabilities	42,370	33,605
Term loan	-	136,431
Common stock warrant liability	-	20,835
Operating lease liabilities, non-current portion	16,132	18,537
Other non-current liabilities	303	214
Total liabilities	58,805	209,622
Redeemable convertible preferred stock issuable in series, $0.001 par value	-	768,566
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	85	6
Additional paid-in capital	1,388,737	112,241
Accumulated other comprehensive income	(425)	(772)
Accumulated deficit	(1,087,750)	(970,959)
Total stockholders’ equity (deficit)	300,647	(859,484)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$359,452	$118,704

Heartflow, Inc.

GAAP to Non-GAAP Reconciliations

(unaudited, in thousands except per share amounts and percentage data)

	Three Months Ended December 31, 2025				Three Months Ended December 31, 2024
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Gross profit	$39,063	$184	(a)	$39,247	$26,250	$76	(a)	$26,326
Gross margin	79.5%	0.4%		79.9%	75.0%	0.2%		75.3%

Operating Expenses:
Research and development	$18,665	$(1,547)	(a)	$17,118	$12,279	$(585)	(a)	$11,694
Selling, general and administrative	$38,148	$(3,529)	(a)	$34,619	$30,029	$(1,853)	(a)	$28,176
Total operating expenses	$56,813	$(5,076)		$51,737	$42,308	$(2,438)		$39,870

Loss from operations	$(17,750)	$5,260		$(12,490)	$(16,058)	$2,514		$(13,544)

Net loss	$(24,395)	$14,568	(b)	$(9,827)	$(32,975)	$14,419	(c)	$(18,556)
Net loss per share, basic and diluted	$(0.29)	$0.17		$(0.12)	$(5.59)	$2.44		$(3.15)

(a)Represents adjustments related to stock-based compensation expense

(b)Represents adjustments for: (i) stock-based compensation expense of $5.3 million;  and (ii) change in fair value of common stock warrant liability of $9.3 million

(c)Represents adjustments for: (i) stock-based compensation expense of $2.5 million; and (ii) change in fair value of common stock warrant liability of $11.9 million

Heartflow, Inc.

GAAP to Non-GAAP Reconciliations

(unaudited, in thousands except per share amounts and percentage data)

	Year Ended December 31, 2025				Year Ended December 31, 2024
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Gross profit	$135,197	$413	(a)	$135,610	$94,449	$307	(a)	$94,756
Gross margin	76.8%	0.2%		77.0%	75.1%	0.2%		75.3%

Operating Expenses:
Research and development	$64,918	$(3,434)	(a)	$61,484	$43,517	$(2,151)	(a)	$41,366
Selling, general and administrative	$134,345	$(10,118)	(a)	$124,227	$112,154	$(7,755)	(a)	$104,399
Total operating expenses	$199,263	$(13,552)		$185,711	$155,671	$(9,906)		$145,765

Loss from operations	$(64,066)	$13,965		$(50,101)	$(61,222)	$10,213		$(51,009)

Net loss	$(116,791)	$56,908	(b)	$(59,883)	$(96,426)	$26,830	(c)	$(69,596)
Net loss per share, basic and diluted	$(3.17)	$1.55		$(1.62)	$(17.98)	$5.00		$(12.98)

(a)Represents adjustments related to stock-based compensation expense

(b)Represents adjustments for: (i) stock-based compensation expense of $14.0 million; (ii) change in fair value of common stock warrant liability of $43.9 million; (iii) change in fair value of derivative liability of $7.3 million; and (iv) loss on extinguishment of debt of $6.4 million

(c)Represents adjustments for: (i) stock-based compensation expense of $10.2 million; (ii) change in fair value of common stock warrant liability of $16.4 million; and (iii) change in fair value of derivative liability of $0.2 million

Heartflow, Inc.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

GAAP net loss	$(24,395)	$(32,975)	$(116,791)	$(96,426)
Non-GAAP adjustments:
Interest (income) expense, net	(2,627)	4,560	9,635	18,702
Change in fair value of common stock warrant liability	9,308	11,905	43,894	16,395
Change in fair value of derivative liability	-	-	(7,311)	222
Loss on extinguishment of debt	-	-	6,360	-
Other (income) expense, net	129	447	223	(168)
Provision for (benefit from) income taxes	(165)	5	(76)	53
Depreciation and amortization	1,371	1,591	5,440	5,358
Stock-based compensation expense	5,260	2,514	13,965	10,213
Adjusted EBITDA	$(11,119)	$(11,953)	$(44,661)	$(45,651)